Exhibit 99.1

Kohl’s Reports Fourth Quarter and Full Year Fiscal 2023 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—March 12, 2024— Kohl’s Corporation (NYSE:KSS) today reported results for the quarter and year ended February 3, 2024.

•	Fourth quarter net sales decreased 1.1% and comparable sales decreased 4.3%; fiscal year 2023 net sales decreased 3.4% and comparable sales decreased 4.7%

•	Fourth quarter diluted earnings per share (“EPS”) of $1.67 and fiscal year 2023 diluted EPS of $2.85

•	Operating cash flow of $789 million in fourth quarter and $1.2 billion for fiscal year 2023

•	Committed to further strengthening balance sheet and returning capital to shareholders through the dividend

•	Introduces fiscal year 2024 financial outlook

Tom Kingsbury, Kohl’s chief executive officer, said “2023 represented an important year for Kohl’s. We enhanced our store experience, expanded our partnership with Sephora, and invested in underpenetrated categories. We also simplified our value strategies and implemented new inventory management processes. The early success of our strategies is evident. Our store business had its best comparable sales performance since 2010, Sephora at Kohl’s continued to drive meaningful beauty sales growth, and we managed inventory down 10% at year end. I want to thank the broader Kohl’s team for driving significant change to reposition the company for future growth.”

“Looking ahead, we are incredibly focused on delivering comparable sales growth in 2024. Our strategic initiatives are positioned to build momentum and contribute more meaningfully, and we will partner with Babies “R” Us to meaningfully expand our presence in the baby gear category which represents a compelling white space opportunity for Kohl’s. Through our collective efforts Kohl’s is becoming more relevant to customers, which strengthens our conviction in our longer-term opportunity,” Kingsbury continued.

Fourth Quarter 2023 Results

Comparisons refer to the 14-week period ended February 3, 2024 versus the 13-week period ended January 28, 2023 unless noted otherwise

•	Net sales decreased 1.1% year-over-year, to $5.7 billion. The fourth quarter included net sales of approximately $164 million from the 14th week.

•	Comparable sales, which compare the 13-week period ending January 27, 2024 versus the 13-week period ended January 28, 2023, decreased 4.3%.

•	Gross margin as a percentage of net sales was 32.4%, an increase of 937 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 4.0% year-over-year, to $1.6 billion. As a percentage of total revenue, SG&A expenses were 27.0%, a decrease of 82 basis points year-over-year.

•	Operating income was $299 million compared to $302 million loss in the prior year. As a percentage of total revenue, operating income was 5.0%, an increase of 1,005 basis points year-over-year.

•	Net income was $186 million, or $1.67 per diluted share. This compares to net loss of $273 million, or ($2.49) per diluted share in the prior year.

•	Inventory was $2.9 billion, a decrease of 10% year-over-year.

•	Operating cash flow was $789 million.

Fiscal Year 2023 Results

Comparisons refer to the 53-week period ended February 3, 2024 versus the 52-week period ended January 28, 2023 unless noted otherwise

•	Net sales decreased 3.4% year-over-year, to $16.6 billion. The full year included net sales of approximately $164 million from the 53rd week.

•	Comparable sales, which compare the 52-week period ending January 27, 2024 versus the 52-week period ended January 28, 2023, decreased 4.7%.

•	Gross margin as a percentage of net sales was 36.7%, an increase of 347 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 1.3% year-over-year, to $5.5 billion. As a percentage of total revenue, SG&A expenses were 31.5%, an increase of 67 basis points year-over-year.

•	Operating income was $717 million compared to $246 million in the prior year. As a percentage of total revenue, operating income was 4.1%, an increase of 274 basis points year-over-year.

•	Net income was $317 million, or $2.85 per diluted share. This compares to net loss of $19 million, or ($0.15) per diluted share in the prior year.

•	Operating cash flow was $1.2 billion.

2024 Financial and Capital Allocation Outlook

For the full year 2024, which has 52 weeks compared to 53 weeks in full year 2023, the Company’s guidance includes the potential impact from credit card late fee regulatory changes in the second half of 2024. The Company currently expects the following:

•	Net sales: A decrease of (1%) to an increase of 1%

•	Comparable sales: In the range of 0% to 2%

•	Operating margin: In the range of 3.6% to 4.1%

•	Diluted EPS: In the range of $2.10 to $2.70, excluding any non-recurring charges

•	Capital Expenditures: Approximately $500 million, including expansion of Sephora partnership and other store-related investments

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Dividend: On February 28, 2024, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable April 3, 2024 to shareholders of record at the close of business on March 20, 2024.

Fourth Quarter 2023 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on March 12, 2024. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “2024 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales	$5,710	$5,775	$16,586	$17,161
Other revenue	246	244	890	937
Total revenue	5,956	6,019	17,476	18,098
Cost of merchandise sold	3,860	4,444	10,498	11,457
Gross margin rate	32.4%	23.0%	36.7%	33.2%
Operating expenses:
Selling, general, and administrative	1,610	1,677	5,512	5,587
As a percent of total revenue	27.0%	27.9%	31.5%	30.9%
Depreciation and amortization	187	200	749	808

Operating income (loss)	299	(302)	717	246
Interest expense, net	82	78	344	304

Income (Loss) before income taxes	217	(380)	373	(58)
Provision (Benefit) for income taxes	31	(107)	56	(39)

Net income (loss)	$186	$(273)	$317	$(19)
Average number of shares:
Basic	110	110	110	120
Diluted	111	110	111	120
Earnings (Loss) per share:
Basic	$1.69	$(2.49)	$2.88	$(0.15)
Diluted	$1.67	$(2.49)	$2.85	$(0.15)

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	February 3, 2024	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$183	$153
Merchandise inventories	2,880	3,189
Other	347	394

Total current assets	3,410	3,736
Property and equipment, net	7,720	7,926
Operating leases	2,499	2,304
Other assets	380	379

Total assets	$14,009	$14,345

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,134	$1,330
Accrued liabilities	1,201	1,220
Borrowings under revolving credit facility	92	85
Current portion of:
Long-term debt	—	275
Finance leases and financing obligations	83	94
Operating leases	102	111

Total current liabilities	2,612	3,115
Long-term debt	1,638	1,637
Finance leases and financing obligations	2,680	2,786
Operating leases	2,781	2,578
Deferred income taxes	107	129
Other long-term liabilities	298	337
Shareholders’ equity:	3,893	3,763

Total liabilities and shareholders’ equity	$14,009	$14,345

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended
(Dollars in Millions)	February 3, 2024	January 28, 2023
`Operating activities
Net income (loss)	$317	$(19)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	749	808
Share-based compensation	42	30
Deferred income taxes	(8)	(84)
Non-cash lease expense	92	106
Other non-cash items	6	30
Changes in operating assets and liabilities:
Merchandise inventories	315	(116)
Other current and long-term assets	11	87
Accounts payable	(196)	(353)
Accrued and other long-term liabilities	(67)	(99)
Operating lease liabilities	(93)	(108)

Net cash provided by operating activities	1,168	282

Investing activities
Acquisition of property and equipment	(577)	(826)
Proceeds from sale of real estate	26	43
Other	(11)	—

Net cash used in investing activities	(562)	(783)

Financing activities
Net borrowings under revolving credit facility	7	85
Deferred financing costs	—	(6)
Treasury stock purchases	—	(658)
Shares withheld for taxes on vested restricted shares	(16)	(21)
Dividends paid	(220)	(239)
Repayment of long-term borrowings	(275)	—
Finance lease and financing obligation payments	(93)	(106)
Proceeds from financing obligations	21	11
Proceeds from stock option exercises	—	1

Net cash used in financing activities	(576)	(933)

Net increase (decrease) in cash and cash equivalents	30	(1,434)
Cash and cash equivalents at beginning of period	153	1,587

Cash and cash equivalents at end of period	$183	$153